Exhibit 99.1

View, Inc. Announces Receipt of Nasdaq Notification Letter Regarding

Minimum Bid Price Deficiency

MILPITAS, Calif. – February 16, 2023 – View, Inc. (Nasdaq: VIEW) (“View” or the “Company”) today announced that on February 13, 2023, the Company received a notice (the “Notice”) from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company was not in compliance with Nasdaq Listing Rule 5450(a)(1) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous 30 consecutive business days.

In accordance with Nasdaq listing rule 5810(c)(3)(A), the Company has 180 calendar days, or until August 14, 2023, to regain compliance. The Notice states that to regain compliance, the bid price for the Company’s common stock must close at $1.00 per share or more (the “Minimum Bid Price”) for a minimum of 10 consecutive business days during the compliance period ending August 14, 2023.

If the Company has not been deemed in compliance prior to the expiration of the 180 day compliance period, it may transfer to The Nasdaq Capital Market, provided that it meets the applicable market value of publicly held shares requirement for continued listing and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the bid price requirement) based on the Company’s most recent public filings and market information, and notifies Nasdaq of its intent to cure this deficiency. Following a transfer to The Nasdaq Capital Market, the Company would be afforded the remainder of the applicable compliance period set forth in Nasdaq Listing Rule 5810(c)(3)(A)(ii), unless it does not appear to Nasdaq that it is possible for the Company to cure the deficiency. The Company may also request a hearing to remain on The Nasdaq Global Market. Any time spent in the hearing process will not extend the length of the remaining applicable compliance periods on the Nasdaq Capital Market.

The Notice has no immediate effect on the listing of the Company’s common stock or warrants, and the Company’s common stock and warrants continue to trade on The Nasdaq Global Market under the symbols “VIEW” and “VIEWW”, respectively. However, there can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price or maintain compliance with the other Nasdaq listing standards.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to outdoor conditions, eliminating the need for blinds and increasing access to natural light. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View’s products are installed in offices, apartments, airports, hotels, and educational facilities. For more information, please visit: www.view.com.

Forward-Looking Statements

This press release and certain materials View files with the U.S. Securities and Exchange Commission, as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks which are described more fully in View’s Annual Report on Form 10-K for the year ended December 31, 2021, and its subsequent Quarterly Reports on Form 10-Q. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

Samuel Meehan

View, Inc.

IR@View.com

(408) 493-1358